Exhibit 4

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) dated Oct 8, 2013 (the “Award Date”) by and between ATA Inc., an exempted company organized under the Companies Law of the Cayman Islands, and its successors (the “Company”), and Mr. Cheng-Yaw Sun, a United States citizen with passport [NO.466922241] (the “Individual”) evidences the nonqualified stock option (the “Option”) granted by the Company to the Individual as to the number of the Company’s common shares, par value US$0.01 per share (the “Common Shares”) first set forth below.

Number of Common Shares:[1] 1,469,460	Award Date: Oct 8, 2013

Exercise Price per Share:[1] US$2.5	Expiration Date:[1,2] Oct 7, 2023

Vesting1,2 The Option shall become vested as to 1/4 of the total number of Common Shares subject to the Option on the first, second, third and fourth anniversary of the Award Date.

W I T N E S S E T H

WHEREAS, the Company desires to retain the services of the Individual, and the Individual desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement and the offer letter dated Sep 26, 2013.

WHEREAS, the compensation committee of the Board of Directors of the Company (the “Compensation Committee”) believes that it is in the best interests of the Company and its shareholders to grant to the Individual the Option upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of services to be rendered by the Individual, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.	Vesting; Expiration; Limits on Exercise.

1.1 The Option shall vest and become exercisable in percentage installments of the aggregate number of shares subject to the Option as set forth on the cover page of this Agreement. The Compensation Committee shall have the right to accelerate the vesting of the Option in such circumstances as it, in its sole discretion, deems appropriate and any such acceleration shall be effective only when set forth in a written instrument executed by an officer of the Company. As used herein, “Compensation Committee” shall mean the Company’s Board of Directors (the “Board”) if there is no compensation committee of the Board at the relevant time or as otherwise provided by the Board.

[1]	Subject to adjustment under Section 6 of the Agreement.
[2]	Subject to early termination under Section 4 of the Agreement.

1.2 The Option is exercisable only to the extent the Option is vested and exercisable.

•	Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Individual has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

•	Minimum Exercise. No fewer than 100 Common Shares (subject to adjustment under Section 7.1 below) may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

•	Nonqualified Stock Option. The Option is a nonqualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the United States Internal Revenue Code.

2.	Continuance of Employment/Service Required; No Employment/Service Commitment.

The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Individual to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 4 below.

Nothing contained in this Agreement constitutes a continued employment or service commitment by the Company or any of its subsidiaries (each a “Subsidiary”), affects the Individual’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Individual any right to remain employed by or in service to the Company or any Subsidiary, interferes in any way with the right of the Company or any Subsidiary at any time to terminate such employment or service, or affects the right of the Company or any Subsidiary to increase or decrease the Individual’s other compensation.

3.	Method of Exercise of Option.

The Option shall be exercisable by the delivery to the chief financial officer of the Company (or such other person as the Compensation Committee may designate) of:

•	a written notice stating the number of Common Shares to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Compensation Committee may require from time to time;

•	payment in full for the Exercise Price of the shares to be purchased in cash, check or by electronic funds transfer to the Company, or (subject to compliance with all applicable laws, rules, regulations and listing requirements) in Common Shares already owned by the Individual, valued at their fair market value on the exercise date; and

•	satisfaction of the tax withholding provisions of Section 7 below.

The Compensation Committee also may, but is not required to, authorize a non-cash payment alternative by one or more of the following methods (subject in each case to compliance with all applicable laws, rules, regulations and listing requirements):

•	notice and third party payment in such manner as may be authorized by the Compensation Committee;

•	in Common Shares already owned by the Individual, valued at their fair market value on the exercise date;

•	a reduction in the number of Common Shares otherwise deliverable to the Individual (valued at their fair market value on the exercise date) pursuant to the exercise of the Option; or

•	a “cashless exercise” with a third party who provides simultaneous financing for the purposes of (or who otherwise facilitates) the exercise of the Option.

4.	Early Termination of Option.

4.1 Expiration Date. Subject to earlier termination as provided below in this Section 4, the Option will terminate on the “Expiration Date” set forth on the cover page of this Agreement (the “Expiration Date”).

4.2 Possible Termination of Option upon Certain Corporate Events. The Option is subject to termination in connection with certain corporate events as provided in Section 6.2 of the Agreement.

4.3 Termination of Option upon a Termination of the Individual’s Employment or Services. Subject to earlier termination on the Expiration Date of the Option or pursuant to Section 4.2 above, if the Individual ceases to be employed by or ceases to provide services to the Company or a Subsidiary, the following rules shall apply (the last day that the Individual is employed by or provides services to the Company or a Subsidiary is referred to as the Individual’s “Severance Date”):

•	other than as expressly provided below in this Section 4, (a) the Individual will have until the date that is 90 days after his or her Severance Date to exercise the Option (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 90-day period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 90-day period;

•	if the termination of the Individual’s employment or services is the result of the Individual’s death or Total Disability (as defined below), (a) the Individual (or his beneficiary or personal representative, as the case may be) will have until the date that is 12 months after the Individual’s Severance Date to exercise the Option, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 12-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 12-month period;

•	if the Individual’s employment or services are terminated by the Company or a Subsidiary for Cause (as defined below), the Option (whether vested or not) shall terminate on the Severance Date.

For purposes of the Option, “Total Disability” means a “permanent and total disability” (within the meaning of Section 22(e)(3) of the United States Internal Revenue Code of 1986, as amended, or as otherwise determined by the Compensation Committee).

For purposes of the Option, “Cause” means that the Individual:

(1)	has been negligent in the discharge of his duties to the Company or any of its Subsidiaries, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;

(2)	has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries; or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses);

(3)	has materially breached any of the provisions of any agreement with the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries; or

(4)	has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries; has improperly induced a vendor or customer to break or terminate any contract with the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries; or has induced a principal for whom the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries acts as agent to terminate such agency relationship.

The Compensation Committee shall be the sole judge of whether the Individual continues to render employment or services for purposes of this Agreement.

5.	Non-Transferability.

The Option and any other rights of the Individual under this Agreement are nontransferable and exercisable only by the Individual, except as approved by the Compensation Committee.

6.	Adjustments Upon Specified Events; Change of Control Event.

6.1 Upon any reclassification, recapitalization, share split (including a share split in the form of a share dividend) or reverse share split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Shares; or any exchange of Common Shares or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Shares, then the Compensation Committee shall equitably and proportionately adjust the number and type of Common Shares (or other securities) that thereafter may be made the subject of the Option and the Exercise Price. It is intended that, if possible, any adjustments contemplated by this Section 6.1 be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 and Section 409A of the U.S. Internal Revenue Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Any good faith determination by the Compensation Committee as to whether an adjustment is required in the circumstances pursuant to this Section 6.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

6.2 Upon a Change of Control Event (as defined below), the Compensation Committee shall have the right, in its sole discretion, to (i) make a provision for the substitution, assumption, exchange or other continuation or settlement of the Option, or (ii) provide for the termination of the Option upon the Change of Control Event; provided, however, that if the Compensation Committee provides that the Option will terminate upon the Change of Control Event (or the Option will not otherwise continue after the Change of Control Event in the circumstances), the Option, to the extent then outstanding and unvested, shall become fully vested and the holder of the Option will be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise the outstanding vested portion of the Option (after giving effect to such accelerated vesting) in accordance with its terms before the termination of the Option (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of the Option that is so accelerated may be made contingent upon the actual occurrence of the event). For purpose of this Agreement, a “Change of Control Event” means any of the following event: any merger, combination, consolidation, or other reorganization; any exchange of Common Shares or other securities of the Company; a sale of all or substantially all the business, shares or assets of the Company; a dissolution of the Company; or any other event; in each case in which the Company does not survive (or does not survive as a public company in respect of its Common Shares). For the avoidance of doubt if the per Common Share price in any such Change of Control Event equals or is lower than the exercise price of the Option, the Compensation Committee shall be empowered to terminate and cancel the Option without the payment of any consideration whatsoever without the consent of the holder thereof.

Without limiting the preceding paragraph, in connection with any Change of Control Event, the Compensation Committee may, in its discretion, provide for the accelerated vesting of the Option and to the extent determined by the Compensation Committee in the circumstances. The Compensation Committee may adopt such valuation methodologies for the Option as it deems reasonable in the event of a cash or property settlement and, without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise price of the Option. In any Change of Control Event, the Compensation Committee may take such action contemplated by this Section 6.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Compensation Committee deems the action necessary to permit the Individual to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Compensation Committee may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur. Any good faith determination by the Compensation Committee pursuant to its authority under this Section 6.2 shall be conclusive and binding on all persons.

7.	Tax Withholding

In any case where a tax is required to be withheld (including taxes in the People’s Republic of China where applicable) in connection with the delivery of Common Shares under this Agreement, the Company shall automatically reduce the number of Common Shares to be delivered by (or otherwise reacquire) the appropriate number of Common Shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In the event that the Company cannot satisfy such withholding obligations by reducing the number of Common Shares to be delivered, the Company (or a subsidiary thereof) shall be entitled to require a cash payment by or on behalf of the Individual and/or to deduct from other compensation payable to the Individual any sums required by tax law to be withheld in connection with the delivery of Common Shares under this Agreement.

8.	Securities Law Compliance.

The Individual, by executing this Agreement, hereby makes the following representations to the Company and acknowledges that the Company’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of these representations:

•	The Individual is acquiring the Option and, if and when he exercises the Option, will acquire the Common Shares solely for the Individual’s own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution, all or any portion of the Common Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and/or any applicable state securities laws.

•	The Individual has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Option and the restrictions imposed on any Common Shares purchased upon exercise of the Option. The Individual has been furnished with, and/or has access to, such information as he or she considers necessary or appropriate for deciding whether to exercise the Option and purchase Common Shares. However, in evaluating the merits and risks of an investment in the Common Shares, the Individual has and will rely upon the advice of his/her own legal counsel, tax advisors and/or investment advisors.

•	The Individual is aware that the Option may be of no practical value, that any value it may have depends on its vesting and exercisability, as well as an increase in the fair market value of the underlying Common Shares to an amount in excess of the Exercise Price.

•	The Individual understands that any Common Shares acquired on exercise of the Option will be characterized as “restricted securities” under the U.S. federal securities laws, and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances, including in accordance with the conditions of Rule 144 promulgated under the Securities Act, as presently in effect, with which the Individual is familiar.

•	At no time was an oral representation made to the Individual relating to the Option or the purchase of Common Shares underlying the Option and the Individual was not presented with or solicited by any promotional meeting or material relating to the Option or the Common Shares.

9.	Entire Agreement.

This Agreement constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This Agreement may be amended by the Compensation Committee from time to time. Any such amendment must be in writing and signed by the Company. Any such amendment that materially and adversely affects the Individual’s rights under this Agreement requires the consent of the Individual in order to be effective with respect to the Award. The Company may unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Individual hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

10.	Governing Law; Limited Rights; Severability; Notices.

9.1 Cayman Islands Laws; Construction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Cayman Islands without regard to conflict of law principles thereunder. The terms of the Option grant have resulted from the negotiations of the parties and each of the parties has had an opportunity to obtain and consult with its own counsel.

9.2 Limited Rights. The Individual has no rights as a shareholder of the Company with respect to the Option.

9.3 Severability. If the arbitrator selected in accordance with this Agreement or a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, it is the parties’ intent that any court order striking any portion of this Agreement should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

9.4 Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office to the attention of the chief financial officer of the Company, and to the Individual at the address last reflected on the Company’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Individual is no longer employed by the Company or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section.

11.	Arbitration.

Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof (the “Dispute”), shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules. There shall be one arbitrator. The arbitration proceedings shall be conducted in English. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the tribunal. Judgment upon any award made by the tribunal shall be final and conclusive and may be entered in any court having jurisdiction thereof.

12.	Effect of this Agreement.

Subject to the Company’s right to terminate the Option pursuant to Section 6.2 of the Agreement, this Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Company.

13.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.	Section Headings.

The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Individual has hereunto set his or her hand as of the date and year first above written.

ATA Inc.

By:	/S/ MA XIAO FENG

Print Name:

Its: Director

INDIVIDUAL

/S/ Cheng-Yaw Sun
Signature
Cheng-Yaw Sun
Print Name